For Immediate Release

Investor Relations Contact:                                    Media Contact:
Justin R. Victoria                                           Lowell B. Weiner
(973) 660-5340                                               (973) 660-5013

                                  Wyeth Reports

                            Earnings Results for the

                        2002 Fourth Quarter and Full Year


Madison, New Jersey, January 28, 2003 - Wyeth (the Company) (NYSE: WYE) today reported net revenue and earnings results for the 2002 fourth quarter and full year. Worldwide net revenue increased 4% for both the 2002 fourth quarter and full year. Excluding the impact of foreign exchange, worldwide net revenue increased 3% for the 2002 fourth quarter while 2002 full year growth was unaffected by foreign exchange.

2002 Fourth Quarter Results
---------------------------
Net income for the 2002 fourth quarter increased to $1,574.0 million compared with $822.7 million in the prior year. Diluted earnings per share was $1.18 compared with $0.62 in the prior year. On January 1, 2002, the Company adopted FASB Statement No. 142, which eliminated the amortization of goodwill. Excluding the after-tax goodwill amortization of

$38.7 million ($0.03 per share-diluted) from the 2001 fourth quarter results as well as the 2002 fourth quarter unusual items discussed below, both net income and diluted earnings per share were flat for the 2002 fourth quarter at $864.1 million and $0.65, respectively, compared with $861.4 million and $0.65 in the 2001 fourth quarter. Net income for the 2002 fourth quarter, excluding the unusual items, was impacted by higher cost of goods sold, as a percentage of net revenue, and higher research and development expenses offset by lower selling, general and administrative expenses and higher other income, net.

The higher cost of goods sold, as a percentage of net revenue, is attributable to a change in product mix, and the costs of addressing various manufacturing issues. Unfavorable product mix for the 2002 fourth quarter is mainly attributable to decreased sales of higher margin products, including the Premarin family and Cordarone I.V., and higher sales of lower margin products such as Protonix. The lower selling, general and administrative expenses were due to cost management efforts, including the restructuring program described below. Higher other income, net was primarily a result of the Company completing the sale of certain of its assets relating to generic human injectables which resulted

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in a pre-tax gain of $172.9 million ($108.9 million after-tax or $0.08 per share-diluted).

2002 Fourth Quarter Unusual Items
---------------------------------

In the 2002 fourth quarter, the Company recorded a gain of $1,454.6 million ($943.4 million after-tax or $0.71 per share-diluted) from the sale of 67,050,400 shares of Amgen Inc. common stock, received in connection with Amgen's acquisition of Immunex Corporation, for net proceeds of $3,250.8 million. Since December 31, 2002, the Company has sold the remaining 31,235,958 shares of its Amgen common stock holdings, resulting in additional net proceeds of $1,579.8 million and an after-tax gain of $558.6 million to be recorded in the 2003 first quarter.

In addition, the Company recorded a special charge for restructuring and related asset impairments of $340.8 million ($233.5 million after-tax or $0.18 per share-diluted). The restructuring charge and related asset impairments were recorded to recognize the costs of closing certain manufacturing facilities and two research facilities, as well as reducing headcount at the Company's facilities. The closing of the manufacturing and research facilities, and reduction of sales and administrative related positions covers approximately 3,150 employees worldwide.

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

Approximately 1,200 of these positions are located at the manufacturing and research facilities that will be closed.

2002 Full Year Results
----------------------
Net income for the 2002 full year increased to $4,447.2 million compared with $2,285.3 million in the prior year. Diluted earnings per share was $3.33 compared with $1.72 in the prior year. The 2002 and 2001 full year results included the following unusual items:

(In millions, except per share amounts)
                                Income before Federal                                 Diluted
                                     and Foreign                                   Earnings Per
Item Description                        Taxes                 Net Income              Share
------------------------------  ---------------------    --------------------     --------------
                                  2002         2001        2002        2001        2002     2001
                                  ----         ----        ----        ----        ----     ----
Income before unusual items     $3,755.8     $3,818.7    $2,962.6    $2,900.3     $2.22    $2.18

Gains related to Immunex/Amgen
 common stock transactions*      4,082.2          -       2,628.1         -        1.97      -

Redux and Pondimin diet drug
 litigation charges             (1,400.0)      (950.0)     (910.0)     (615.0)    (0.68)   (0.46)

Special charge                    (340.8)         -        (233.5)        -       (0.18)     -
                                --------     --------    --------    --------     -----    -----

Income including unusual items  $6,097.2     $2,868.7    $4,447.2    $2,285.3     $3.33    $1.72
                                ========     ========    ========    ========     =====    =====

* The gains related to the Immunex/Amgen common stock transactions consist of the following:

  - $2,627.6 million ($1,684.7 million after-tax or $1.26 per share-diluted) recorded during the 2002 third quarter relating to the acquisition of Immunex by Amgen. The gain represents the excess of $1,005.2 million in cash plus the fair value of 98,286,358 Amgen shares received, $2,500.1 million, over the Company's book basis of its investment in Immunex and certain transaction costs.

  - $1,454.6 million ($943.4 million after-tax or $0.71 per share-diluted) recorded during the 2002 fourth quarter relating to the gain on the sale of 67,050,400 shares of Amgen common stock. The gain was determined by comparing the basis of the shares sold ($1,782.7 million) to the net proceeds received ($3,250.8 million), reduced by certain related expenses.

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

Excluding the after-tax goodwill amortization of $153.9 million ($0.12 per share-diluted) from the 2001 full year results, as well as the unusual items identified above, net income and diluted earnings per share for the 2002 full year both decreased 3% to $2,962.6 million and $2.22, respectively, compared with $3,054.2 million and $2.30 in the 2001 full year. The decrease for the full year resulted from the same factors that impacted the 2002 fourth quarter net income fluctuation. Additionally, decreased full year sales of higher margin products, primarily Premarin family and Prevnar, and higher sales of lower margin products such as Protonix and ReFacto, resulted in a less favorable product mix for the 2002 full year.

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

Segment Information
-------------------
The following table sets forth worldwide net revenue by operating segment together with the percentage changes from the comparable period in the prior year:

                              Three Months              Twelve Months
                             Ended 12/31/02             Ended 12/31/02
                         -----------------------    ----------------------
Operating Segment        ($ in 000's)  Inc (Dec)    ($ in 000's)  Inc (Dec)
----------------------   ------------  ---------    ------------  ---------

Human Pharmaceuticals    $ 3,033,225         8%     $11,733,261         7%

Animal Health Products       169,543       (22)%        653,319       (16)%
                         -----------   ---------    -----------   ---------

  Pharmaceuticals          3,202,768         6%      12,386,580         6%

  Consumer Healthcare        611,226        (6)%      2,197,455        (3)%
                         -----------   ---------    -----------   ---------

Total *                  $ 3,813,994         4%     $14,584,035         4%
                         ===========   =========    ===========   =========

* Effective January 1, 2002, the Company adopted new authoritative accounting guidance reflecting the cost of certain vendor considerations (i.e., cooperative advertising payments) as reductions of revenue rather than selling and marketing expenses. Financial information for the prior periods presented has been reclassified to comply with the income statement classification requirements of the new guidance. These reclassifications had no effect on total net revenue fluctuations between the periods presented.


     Pharmaceuticals
     ---------------
Worldwide pharmaceutical net revenue increased 6% for both the 2002 fourth quarter and full year compared with the same periods in the prior year.

     Human Pharmaceuticals
     ---------------------
Worldwide human pharmaceutical net revenue increased 8% for the 2002 fourth quarter and 7% for the 2002 full year. The

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

2002 fourth quarter and full year increases resulted from higher sales of Effexor and Protonix, partially offset by decreases in the Premarin family of products. Additionally, the 2002 fourth quarter net revenue increase was partially offset by lower sales of Cordarone I.V. and the 2002 full year net revenue increase was partially offset by lower sales of Prevnar and generic products.

     Animal Health Products
     ----------------------
Worldwide animal health product net revenue decreased 22% for the 2002 fourth quarter and 16% for the 2002 full year due primarily to lower sales and higher than projected returns of ProHeart 6 offset, in part, by higher sales of the Company's West Nile Virus biological vaccine for horses, which was introduced in the 2001 third quarter.

     Consumer Healthcare
     -------------------
Worldwide consumer healthcare net revenue decreased 6% for the 2002 fourth quarter and 3% for the 2002 full year. The decrease for the 2002 fourth quarter was due primarily to lower sales of cough/cold/allergy products, Advil and various other products offset, in part, by initial sales of Alavert, which was introduced in the 2002 fourth quarter. The decrease for the 2002 full year was due primarily to lower sales of cough/cold/allergy products, Denorex, which was divested in February 2002, and Advil offset, in part, by higher sales of the Centrum product line and initial sales of Alavert.

2003 Earnings Guidance
----------------------
The Company's pro forma diluted earnings per share guidance for 2003 is in the $2.40-$2.50 range. The pro forma guidance excludes the gain on the sale of the remaining Amgen shares to be recorded in the first quarter of 2003. Net revenue growth for 2003 is expected to be in the 6%-9% range. Additionally, gross margin is expected to be in the 72%-74% range. Selling, general and administrative expenses and research and development expenses combined are projected to grow by less than the net revenue growth due primarily to increased marketing for certain product lines such as Effexor and Alavert and increased pension expense offset, in part, by continued cost management efforts, resulting from the restructuring program. Interest expense is projected to decline due to lower average debt outstanding in 2003 compared with 2002.

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption "2003 Earnings Guidance", are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, the impact of competitive or generic products, product liability and other types of lawsuits, the impact of legislative and regulatory compliance and obtaining approvals, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the fourth quarter and full year. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's website at www.wyeth.com and clicking on the "Investor Relations" icon. Also, for recent announcements and additional information including product sales information, please refer to the Company's website.

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

The comparative results of operations are as follows:
(In thousands except per share amounts)
                                          Three Months Ended          Twelve Months Ended
                                        -----------------------     ------------------------
                                        12/31/2002   12/31/2001     12/31/2002   12/31/2001
                                        ----------   ----------     -----------  -----------
Net Revenue(1)                          $3,813,994   $3,683,468     $14,584,035  $13,983,745

Cost of Goods Sold                       1,170,871      919,210       3,918,387    3,388,776

Selling, General and Administrative      1,214,050    1,281,054       5,010,507    5,034,516
   Expenses

Research and Development Expenses          554,510      467,402       2,080,191    1,869,679

Interest Expense, Net                       40,726       52,393         202,052      146,358

Other Income, Net                         (227,743)     (95,186)       (382,931)    (274,331)

Gains related to Immunex/Amgen
   Common Stock transactions            (1,454,616)         -        (4,082,216)         -

Litigation Charges                             -            -         1,400,000      950,000

Special Charge                             340,800          -           340,800          -
                                        ----------   ----------     -----------   ----------

Income Before Federal and Foreign        2,175,396    1,058,595       6,097,245    2,868,747
   Taxes

Provision for Federal and
   Foreign Taxes                           601,369      235,923       1,650,040      583,453
                                        ----------   ----------     -----------   ----------

Net Income(2)                           $1,574,027     $822,672      $4,447,205   $2,285,294
                                        ==========   ==========     ===========   ==========


Basic Earnings Per Share                     $1.19        $0.62           $3.35        $1.74
                                        ==========   ==========     ===========   ==========

Average Number of Common Shares
   Outstanding During Each
     Period - Basic(3)                   1,326,420    1,320,102       1,325,577    1,317,102

Diluted Earnings Per Share(2)                $1.18        $0.62           $3.33        $1.72
                                        ==========   ==========     ===========   ==========

Average Number of Common Shares
   Outstanding During Each
     Period - Diluted(3)                 1,330,604    1,332,902       1,334,127    1,330,809

(1) Effective January 1, 2002, the Company adopted new authoritative accounting guidance reflecting the cost of certain vendor considerations (i.e., cooperative advertising payments) as reductions of revenue rather than selling and marketing expenses. Financial information for the prior periods presented has been reclassified to comply with the income statement classification requirements of the new guidance. These reclassifications had no effect on total net revenue fluctuations between the periods presented.

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

(2) The 2002 fourth quarter net income and diluted earnings per share were $1,574,027 and $1.18 compared with $822,672 and $0.62 in the prior year. The 2002 fourth quarter net income and diluted earnings per share included a gain of $1,454,616 ($943,401 after-tax or $0.71 per share-diluted) relating to the sale of 67,050,400 shares of the Company's Amgen common stock holdings and a special charge for restructuring and related asset impairments of $340,800 ($233,500 after-tax or $0.18 per share-diluted). Excluding the after-tax goodwill amortization of $38,687 ($0.03 per share-diluted) from the 2001 fourth quarter results as well as the unusual items noted above, net income and diluted earnings per share for the 2002 fourth quarter were $864,126 and $0.65, respectively, compared with $861,359 and $0.65 for the 2001 fourth quarter.

      The 2002 full year net income and diluted earnings per share were $4,447,205 and $3.33 compared with $2,285,294 and $1.72 in the prior year. The 2002 full year results included a gain of $2,627,600 ($1,684,723 after-tax or $1.26 per share-diluted) related to the acquisition of Immunex by Amgen, an additional litigation charge related to the Redux and Pondimin diet drug litigation of $1,400,000 ($910,000 after-tax or $0.68 per share-diluted), and the fourth quarter unusual items described above. The 2001 full year net income and diluted earnings per share included an additional litigation charge related to the Redux and Pondimin diet drug litigation of $950,000 ($615,000 after-tax or $0.46 per share-diluted). Excluding the after-tax goodwill amortization of $153,926 ($0.12 per share-diluted) as well as all the unusual items noted above, net income and diluted earnings per share for the 2002 full year were $2,962,581 and $2.22, respectively, compared with $3,054,220 and $2.30 for the 2001 full year, both decreases of 3%.

(3) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.